Exhibit 99.9

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

between

GREEKTOWN SUPERHOLDINGS, INC.

and

ATHENS ACQUISITION LLC

Dated as of April 8, 2013

i

Table of Contents

(Continued)

ii

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of April 8, 2013, between Greektown Superholdings, Inc., a Delaware corporation (the “Company”), and Athens Acquisition LLC, a Delaware limited liability company (“Athens”). This Agreement shall be effective upon the date of consummation of all the transactions listed in Annex 1 hereto (the “Effective Date”), provided that from and after the execution of this Agreement, this Agreement shall supersede that certain Minority Rights Term Sheet between the parties executed March 18, 2013.

RECITALS

WHEREAS, Athens has entered into agreements with third parties to purchase a majority of the Company’s shares; and

WHEREAS, the Company and Athens desire to establish herein certain terms and conditions upon which the Company Securities (defined below) will be held, including provisions relating to the transfer of Company Securities, and providing for certain other matters.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

As used herein, the following terms shall have the following meanings:

“A-1 Common Stock” means the Series A-1 common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“A-2 Common Stock” means the Series A-2 common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“A-1 Preferred Stock” means the Series A-1 convertible preferred stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“A-2 Preferred Stock” means the Series A-2 participating convertible preferred stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Agreement” has the meaning assigned to such term in the preamble.

“Athens” has the meaning assigned to such term in the preamble.

“beneficial owner” or “beneficially own” has the meaning given to such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Company Securities or other voting securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed beneficially to own any security solely as a result of such Person’s execution of this Agreement.

“Board” means the Board of Directors of the Company.

“Brigade” means Brigade Leveraged Capital Structures Fund Ltd., an entity organized under the Laws of the Cayman Islands.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Bylaws” means the Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Charter and the terms of this Agreement.

“Charter” means the Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“Claims” means any and all manner of obligations, claims, controversies, charges, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, promises, trespasses, judgments, torts, suits, actions and causes of action, claims for relief, demands, rights, damages (including, but not limited to, compensatory, punitive and exemplary damages), expenses, attorneys’ fees, costs, debts and liabilities of every kind and nature, whether foreseen or unforeseen, fixed or contingent, matured or unmatured, accrued or unaccrued and whether direct, indirect or derivative.

“Co-Sale Participants” means the Minority Stockholders (or any Transferees thereof).

“Company” has the meaning assigned to such term in the preamble.

“Company Securities” means A-1 Common Stock, A-2 Common Stock, A-1 Preferred Stock, A-2 Preferred Stock, the warrants exercisable for A-1 Preferred Stock and the warrants exercisable for A-2 Preferred Stock.

“Company Stock” means A-1 Common Stock, A-2 Common Stock, A-1 Preferred Stock and A-2 Preferred Stock.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“D&O Indemnified Liability” means, with respect to any Person, any Damages, whether asserted or claimed prior to, at or after the date hereof, including all Damages based on, arising out of or pertaining to, this Agreement or the matters contemplated by this Agreement, based on or arising out of the fact that such Person is or was a director or officer of the Company or by reason of any act or omission by such Person in any such capacity, but, in no event, pertaining to any act or omission following the Effective Date.

“D&O Indemnified Parties” means all present and former directors and officers of the Company; provided, however, that, for purposes of a D&O Indemnified Liability, the “D&O Indemnified Parties” shall not include any individual who is related to a shareholder of the Company if such shareholder or any of its Affiliates has initiated, or is materially participating in, the Claim that is the subject of such D&O Indemnified Liability.

“Damages” means any and all actions (including any lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons or subpoena, whether at law or in equity), losses, costs, penalties, assessments, Claims (other than punitive damages except to the extent payable to a third party) and out-of-pocket expenses, including reasonable attorneys’ fees, costs of investigation or settlement, other professionals’ and experts’ fees and court or arbitration costs.

“Debt Instrument” means any debt security of the Company or other indebtedness issued or due to Athens or any of its Affiliates or Subsidiaries.

“Director” means any member of the Board.

“Director Notice” has the meaning assigned to such term in Section 2.1(b).

“Director Objection” has the meaning assigned to such term in Section 2.1(b).

“Effective Date” has the meaning assigned to such term in the preamble.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercising Holder” has the meaning assigned to such term in Section 4.1(d).

“Independent Director” means a Director that (i) is independent of Athens and the Company and the Person or Persons appointing such Director, as determined by reference to the list of enumerated relationships precluding independence under the listing rules of the rules of the New York Stock Exchange and (ii) does not have any material past or present commercial or personal relationship or ties with an Affiliate of the Company.

“Investor Rights Agreements” mean the Investor Rights Agreements which may be entered into between Brigade or Standard General, as the investor, on the one hand, and Athens, on the other hand, in the form attached hereto as Annex 2.

“Issuance Notice” has the meaning assigned to such term in Section 4.1(b).

“Law” means any laws (including common law), statutes, ordinances, codes, rules, regulations, orders (including any injunctions, judgments, doctrines, decrees, rulings, writs, assessments or arbitration awards of any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational) and decrees.

“Liquidity Event” has the meaning assigned to such term in Section 5.1(a).

“Liquidity Expiration Date” has the meaning assigned to such term in Section 5.1(a).

“Liquidity Price” means $90 per Company Security; provided, however, that to the extent that any securityholder exercises a “Conversion Right” (as such term is defined in the Charter in effect as of the date hereof) pursuant to Article Fourth, Section 5 of the Charter, the “Liquidity Price” per Company Security payable to such securityholder shall be equal to 100 multiplied by a fraction (i) the numerator of which is $90 and (ii) the denominator of which is the “Series A Reference Price” (as such term is defined in the Charter in effect as of the date hereof) as of the date of exercise of the Sale Right.

“Majority of the Minority” means a majority by number of shares and by voting power of the Minority Stockholders; provided, however, that if Standard General and Brigade cease to hold any Company Securities, “Majority of the Minority” shall mean a majority by number of shares, by number of holders of shares of the Company and by voting power of the Minority Stockholders.

“MGCB” means the Michigan Gaming Control Board.

“Minority Independent Director” has the meaning assigned to such term in Section 2.1(a).

“Minority Stockholders” means the current stockholders of the Company other than Athens and its Affiliates and Subsidiaries.

“New Securities” means (i) Company Securities, (ii) any other equity security of the Company (whether now authorized or not), (iii) any Debt Instrument and (iv) securities convertible into or exercisable or exchangeable for equity or Debt Instruments of the Company or any Company Security; provided, however, that “New Securities” shall not include securities issued (a) to employees, officers, directors or consultants pursuant to any stock option, employee stock purchase or similar equity-based plans approved by the Board and Company Securities issued upon exercise thereof; (b) to financial institutions, commercial lenders, broker/finders or any similar party, or their respective designees in connection with the incurrence of indebtedness by the Company or any of its Subsidiaries, in each case to the extent approved by the Board subject to the terms of this Agreement; (c) in connection with any stock split or stock dividend paid on a proportionate basis to all holders of the affected class of capital stock or recapitalization approved by the Board; (d) in connection with a consolidation, merger, purchase of all or substantially all of the assets or similar transaction involving the Company, or any of its Subsidiaries, on the one hand, and a business entity that is not an Affiliate or Subsidiary of the Company or Athens, on the other hand; (e) in connection with any joint venture or strategic partnership entered into by the Company with a business entity that is not an Affiliate or Subsidiary of the Company or Athens; (f) upon the conversion of any shares of A-1 Preferred Stock or A-2 Preferred Stock in accordance with the terms thereof; or (g) upon the exercise of warrants for shares of A-1 Preferred Stock or A-2 Preferred Stock.

“Non-Purchasing Holder” has the meaning assigned to such term in Section 4.1(d).

“Offered Securities” has the meaning assigned to such term in Section 4.1(a).

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof.

“Preemptive Participants” has the meaning assigned to such term in Section 4.1(a).

“Pro Rata Portion” means:

(i) for the purposes of Article IV, with respect to any securityholder, on any issuance date for New Securities, the number or amount of New Securities equal to the product of (i) the total number or amount of New Securities to be issued by the Company on such date and (ii) the fraction determined by dividing (A) the number of Company Securities beneficially owned by such securityholder immediately prior to such issuance by (B) the total number of Company Securities outstanding on such date immediately prior to such issuance; and

(ii) for the purposes of Section 3.1, with respect to any proposed Transfer of Transferred Securities by a Co-Sale Participant, the number of Transferred Securities equal to the product of (i) the total number of Transferred Securities to be Transferred to the proposed Transferee and (ii) the fraction determined by dividing (A) the number of Company Securities beneficially owned on the applicable Transfer date by such Co-Sale Participant by (B) the total number of Company Securities beneficially owned by all of the securityholders thereof as of such date; provided, however, that for the purpose of determining the Pro Rata Portion of the Section 3.1 Non-Electing Shares referred to in the fifth sentence of Section 3.1(a), (1) the reference to “Transferred Securities” in clause (i) of this subsection shall be a reference to “Section 3.1 Non-Electing Shares” and (2) the total number of Company Securities referred to in clause (B) of subsection (ii) shall not include the Company Securities of any holder of Section 3.1 Non-Electing Shares.

“Refinancing” means the refinancing of the Company’s existing senior secured notes and revolving credit facility.

“Representative” means, with respect to a Person, the officers, directors, employees, agents, accountants, lawyers, advisors, bankers and other representatives of such Person.

“Required Directors” has the meaning assigned to such term in Section 2.2(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 3.1 Non-Electing Shares” has the meaning assigned to such term in Section 3.1(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short-Form Merger” has the meaning assigned to such term in Section 2.6.

“Standard General” means Standard General Master Fund L.P., a Cayman Islands limited partnership, Standard General OC Master Fund L.P., a Cayman Islands limited partnership, Standard General Focus Fund L.P., a Delaware limited partnership, SGMF Holdco LLC, a Delaware limited liability company, OCMF Holdco LLC, a Delaware limited liability company, SGMF HC LLC, a Delaware limited liability company, and OCMF HC LLC, a Delaware limited liability company.

“Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests of any such entity or the general partner or managing member.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, voting, receipt of dividends or other distributions, hypothecation or similar disposition of, any shares of Company Securities beneficially owned by a Person or any interest in any Company Securities beneficially owned by a Person, including, but not limited to, any swap or any other agreement including a transaction that transfers or separates, in whole or in part, any of the economic consequences of ownership of shares of Company Securities and/or voting thereof, whether such transaction is to be settled by delivery of Company Securities, other securities, cash or otherwise; provided, however, that “Transfer” shall not include (i) the transfer of a direct or indirect interest in Athens representing a less than 40% beneficial ownership interest in the Company or (ii) transfers by Athens to any of its Affiliates or Subsidiaries.

“Transfer Notice” has the meaning assigned to such term in Section 3.1(a).

“Transferee” means any Person to whom Company Securities are Transferred.

“Transferred Securities” has the meaning assigned to such term in Section 3.1(a).

Section 1.2 Other Definitional Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.1 Minority Independent Director Board Representation.

(a) Effective as of the Effective Date until the date upon which Athens causes the Company to effect a Short-Form Merger pursuant to Section 2.6 hereof, the Board shall include at least two (2) Independent Directors, one (1) of whom shall be the Minority Independent Director (the “Minority Independent Director”) (subject, however, to any vacancies with respect to such Independent Directors consistent with the provisions of this Section 2.1). The initial Minority Independent Director as of the Effective Date shall be Freman Hendrix and, in the event of the death, disability, retirement, resignation or removal (with or without cause) of the initial Minority Independent Director, the first replacement for the initial Minority Independent Director shall be Darrell Burks.

(b) In the event that a vacancy is created for any reason and at any time by, without limitation, the death, disability, retirement, resignation or removal (with or without cause) of an Independent Director, then the remaining Directors shall, as soon as practicable after any such vacancy, (i) designate a replacement who is an Independent Director and (ii) in the case that a vacancy is created with respect to the Minority Independent Director, promptly give notice to the Minority Stockholders by means of an announcement on Form 8-K (and, to the extent the Majority of the Minority consists of Standard General and/or Brigade, by notice sent to the address provided for by Standard General and/or Brigade, as applicable, in any Investor Rights Agreement signed by Standard General or Brigade) of the proposed successor Minority Independent Director (the “Director Notice”). The Majority of the Minority may object to such proposed successor Minority Independent Director by providing written notice to the Company within ten (10) Business Days after delivery of the Director Notice (a “Director Objection”). If the Company receives a Director Objection, the remaining Directors shall, as soon as practicable thereafter (and in any case within fifteen (15) Business Days), designate another proposed successor Minority Independent Director and promptly repeat the procedures set forth in this Section 2.1(b).

(c) Each of the Company, the remaining Directors and Athens hereby agrees to take, at any time and from time to time, all actions necessary to effectuate the actions and procedures specified in this Section 2.1.

Section 2.2 Consent Rights.

(a) In addition to any vote or consent of the Board or the stockholders of the Company required by Law or the Charter, and notwithstanding anything in this Agreement to the contrary, until the date upon which Athens causes the Company to effect a Short-Form Merger pursuant to Section 2.6, the Company shall not take (or permit any Affiliate to take) any of the following actions, or enter into any arrangement or contract to do any of the following actions, without the consent in writing of the Minority Independent Director (or a majority of the Directors on the Board who are Independent Directors if there is no Minority Independent Director at the time of the proposed action(s)) (such consent being the consent of the “Required Directors”):

(i) other than in connection with the issuance of New Securities in accordance with the terms of this Agreement, any amendment, repeal or alteration of the Charter or the Bylaws or the organizational documents of any Subsidiary of the Company, that would disproportionately adversely affect the Minority Stockholders; and

(ii) any transaction by the Company or any Subsidiary, on the one hand, with or involving Athens, the Person or Persons controlling Athens as of the date hereof, or each of their Affiliates, on the other hand, (including, for the avoidance of doubt, any transaction or agreement requiring the payment of a management fee by the Company to Athens or any of its Affiliates or Subsidiaries) in excess of $1,000,000 individually or $4,000,000 in the aggregate, other than (a) any transaction between the Company or a Subsidiary of the Company, on the one hand, and another Subsidiary of the Company, on the other hand, (b) Athens and the Company effecting a Short-Form Merger in accordance with Section 2.6 hereof, (c) the Company issuing New Securities in accordance with Article IV hereof, (d) any co-sale transaction conducted in accordance with Section 3.1 hereof, (e) any Liquidity Event conducted in accordance with Section 5.1 hereof, (f) de minimis incidental usage of the Company’s facilities (including, without limitation, the Company’s restaurants, meeting facilities, hotel rooms and parking facilities) at prevailing market rates, and (g) any other transaction expressly permitted or expressly contemplated by this Agreement or the Investor Rights Agreement; and

(iii) any issuance of Company Securities in connection with any joint venture or strategic partnership entered into by the Company.

(b) In connection with any vote or action by written consent of the stockholders of the Company relating to any matter requiring consent as specified in Section 2.2(a), Athens agrees (i) to vote against, and to cause its Affiliates to vote against (and not act by written consent to approve or to issue a revocation of any prior written consent, as applicable) such matter if it has not been consented to by the Required Directors in accordance with Section 2.2(a) and (ii) to take or cause to be taken all other reasonable actions required to prevent the taking of any action by the Company with respect to any matter set forth in Section 2.2(a) unless such matter has been consented to by the Required Directors in accordance with Section 2.2(a).

Section 2.3 SEC Registration. From the date hereof until the date upon which Athens causes the Company to effect a Short-Form Merger pursuant to Section 2.6, Athens shall cause the Company to, and the Company shall, take or cause to be taken all actions necessary to cause the Company Stock to continue to be registered under the Securities Act as such Company Stock is registered as of the date hereof and for the Company to continue to file periodic reports pursuant to the Exchange Act; provided, however, that, if approved by the Minority Independent Director (or a majority of the Directors on the Board who are Independent Directors if there is no Minority Independent Director), the Company may elect to deregister the Company Stock and cease filing periodic reports required by the Exchange Act.

Section 2.4 Financing Matters. Upon being approved as a “qualifier”, as defined pursuant to the Michigan Gaming Control and Revenue Act and applicable gaming regulations, from the date hereof, Athens shall be permitted to meet with the management of the Company to discuss with management of the Company matters relating to the transition of ownership in the Company to being majority-owned and controlled by Athens, and to participate in discussions with lenders regarding the Refinancing.

Section 2.5 Rights Agreement. Effective as of the date hereof, if the Company has not already done so, the Company shall cause or take all action necessary to cause the Company (a) to terminate the Rights Agreement, dated as of December 31, 2012, as amended from time to time, by and between Greektown Superholdings, Inc. and Continental Stock Transfer & Trust Company and (b) to repeal the amendments to the Bylaws adopted by the Board on December 30, 2012, as described in Item 5.03 of the Current Report on Form 8-K, filed by the Company with the SEC on December 31, 2012.

Section 2.6 Short-Form Merger. Promptly, and in any case within twenty (20) Business Days of Athens acquiring beneficial ownership of at least 90% of the outstanding shares of each class of stock of the Company then outstanding, Athens agrees that it shall take all action necessary to cause the merger between Athens or a wholly-owned Subsidiary of Athens and the Company pursuant to Section 253 or Section 267 as in effect at the time thereof, as applicable, of the Delaware General Corporation Law (the “Short-Form Merger”).

Section 2.7 MGCB Matters. The parties shall jointly submit a fully executed copy of this Agreement to the MGCB on the date hereof. In the event that the MGCB or the staff of the MGCB advises Athens or the Company that approval of this Agreement by the MGCB is required, Athens and the Company shall cooperate as reasonably necessary to promptly request any such required approval.

Section 2.8 Schedule 14F-1. Within one (1) Business Day of the Effective Date, the Company shall take all actions necessary to cause a Schedule 14F-1 Information Statement, relating to the change in a majority of the Board anticipated by Section 2.9, to be filed with the SEC and transmitted to the Company’s record holders.

Section 2.9 Directors. On a date that is no later than ten (10) days after the Company’s filing and transmission of a Schedule 14F-1 pursuant to Section 2.8, the Company shall take all actions necessary to cause the Board to consist of Daniel Gilbert, Matthew Cullen, Freman Hendrix and Darrell Burks and such other current members of the Board as Athens may designate.

ARTICLE III

TRANSFERS

Section 3.1 Right of Co-Sale on Transfers by Athens.

(a) In the event of a proposed Transfer of Company Securities by Athens, the Minority Stockholders shall have the right to participate in such Transfer in the manner set forth in this Section 3.1. Prior to any such Transfer, Athens shall deliver to the Company prompt written notice (the “Transfer Notice”), which the Company will provide to the Minority Stockholders by means of an announcement on Form 8-K, which notice shall state (i) the name of the proposed Transferee, (ii) the number of shares of Company Securities proposed to be Transferred (the “Transferred Securities”), (iii) the proposed purchase price therefor, and (iv) the other material terms and conditions of the proposed Transfer, including the proposed Transfer date (which date may not be less than thirty-five (35) days after delivery of the Transfer Notice). Such notice shall be accompanied by a written offer from the proposed Transferee to purchase the Transferred Securities. Each Co-Sale Participant may Transfer to the proposed Transferee identified in the Transfer Notice their Pro Rata Portion of the Transferred Securities by giving written notice to the Company (who shall forward such notice to the other Co-Sale Participants within five (5) days) and to Athens within the 30-day period after the delivery of the Transfer Notice, which notice shall state that such Co-Sale Participant elects to exercise its rights of co-sale under this Section 3.1 and shall state the maximum number of shares sought to be Transferred. In the event any such Co-Sale Participant elects to exercise its co-sale rights with respect to less than all of its Pro Rata Portion (such remaining securities, the “Section 3.1 Non-Electing Shares”), each such other Co-Sale Participant shall be entitled to sell its Pro Rata Portion of the Section 3.1 Non-Electing Shares. Each Co-Sale Participant shall be deemed to have waived its right of co-sale hereunder if it fails to give notice within the prescribed time period. The proposed Transferee of Transferred Securities will not be obligated to purchase a number of shares of Company Securities exceeding that set forth in the Transfer Notice and in the event such Transferee elects to purchase less than all of the additional shares of Company Securities sought to be Transferred by the Co-Sale Participants, the number of shares of Company Securities to be Transferred by Athens and each such Co-Sale Participant shall be reduced on a pro rata basis. If, following the exercise of the co-sale rights provided for in this Section 3.1, the proposed Transferee purchases a number of Company Securities greater than the number of Company Securities proposed to be purchased in the Transfer Notice, each Co-Sale Participant shall have the right to sell to the proposed Transferee such Co-Sale Participant’s Pro Rata Portion of such additional Company Securities.

(b) Each Co-Sale Participant, in exercising its right of co-sale hereunder, may participate in the Transfer by delivering at the closing of the Transfer of Athens’ Transferred Securities to the Transferee the following, as applicable, to the Company, and the Company shall thereafter transfer to the Transferee:

(i) if the Transferred Securities to be Transferred by such holder are certificated, certificates representing such Transferred Securities, duly endorsed for transfer or accompanied by stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser against payment of the aggregate purchase price therefor by wire transfer of immediately available funds; or

(ii) if the Transferred Securities to be Transferred by such holder are uncertificated, to the extent reasonably requested by the proposed Transferee, documentation to confirm ownership of such Transferred Securities (which documentation may include a statement or other instrument issued by the Company’s registrar in connection with a book-entry system) and duly executed customary closing certificates.

(c) In connection with a transaction contemplated by this Section 3.1, the Co-Sale Participants hereby agree to make or agree to the same customary representations, covenants, indemnities and agreements as Athens so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by each holder; provided, however, that (x) any general indemnity given by Athens to the purchaser in connection with such sale applicable to liabilities not specific to Athens shall be apportioned among the Co-Sale Participants according to the consideration received by each Co-Sale Participant and shall not exceed such Co-Sale Participant’s proceeds from the sale; (y) a Co-Sale Participant shall not be obligated to enter into any non-compete or other post-closing covenant that restricts its activities in any way; and (z) a Co-Sale Participant shall not be responsible for breaches of representations and warranties made by any other seller with respect to such other seller’s (A) ownership of and title to Company Securities, (B) organization, (C) authority and (D) conflicts and consents or breaches of covenants by any other securityholder of the Company.

Section 3.2 Void Transfers. Any Transfer or attempted Transfer of Company Securities in violation of any provision of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.

ARTICLE IV

PREEMPTIVE RIGHTS

Section 4.1 Preemptive Rights.

(a) The Company hereby grants to each current holder of Company Securities, including Athens and its Affiliates and Subsidiaries except in connection with the issuance of any Debt Instrument, (the “Preemptive Participants”) the right to purchase its Pro Rata Portion of New Securities that the Company may, from time to time, propose to sell or issue or that relate to incurred indebtedness, as applicable. The number or amount of New Securities which the Preemptive Participants may purchase pursuant to this Section 4.1(a) shall be referred to as the “Offered Securities.” The preemptive purchase right provided in this Section 4.1(a) shall apply at the time of issuance or incurrence, as applicable, of any right, warrant or option or convertible or exchangeable security and not to the conversion, exchange or exercise thereof.

(b) The Company shall give written notice of a proposed issuance, sale or incurrence described in Section 4.1(a) to the Preemptive Participants within five (5) Business

Days following any meeting of the Board at which any such issuance, sale or incurrence is approved and at least fifteen (15) days prior to the proposed issuance, sale or incurrence. Such notice (the “Issuance Notice”) shall set forth the material terms and conditions of such proposed transaction, including, as applicable, the number or amount and description of the securities proposed to be issued, the proposed issuance or incurrence date and the proposed purchase price per security.

(c) At any time during the 15-day period following the receipt of an Issuance Notice, the Preemptive Participants shall have the right to elect irrevocably to purchase their Pro Rata Portion of the number or amount of the Offered Securities at the purchase price set forth in the Issuance Notice and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Company. Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance, sale or incurrence described in the Issuance Notice. The closing of any purchase by any Preemptive Participants may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to obtain required governmental approvals and other required approvals, and the Company shall use its commercially reasonable efforts to obtain such approvals.

(d) Each Preemptive Participant exercising its right to purchase its respective portion of the Offered Securities in full (an “Exercising Holder”) shall have a right of over-allotment such that if any other securityholder fails to exercise its right hereunder to purchase its full Pro Rata Portion of New Securities (a “Non-Purchasing Holder”), such Exercising Holder may purchase all or any part of such securities by giving written notice to the Company, within the 15-day period following the receipt of an Issuance Notice, of its interest in purchasing a specified amount of New Securities as to which any Non-Purchasing Holders has failed to exercise their preemptive purchase right hereunder; provided that in the event there are two or more such Exercising Holders that choose to exercise the last-mentioned option for a total number of remaining securities in excess of the number available, the remaining securities available for purchase under this Section 4.1(d) shall be allocated among such Exercising Holders pro rata based on the number of New Securities such Exercising Holders elected to purchase pursuant to Section 4.1(c).

(e) If the Preemptive Participants or Exercising Holders fail to exercise fully their preemptive purchase right hereunder within the periods described above, the Company shall be free to complete the proposed issuance, sale or incurrence of the New Securities described in the Issuance Notice with respect to which Exercising Holders failed to exercise the option set forth in this Section 4.1 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the number or amount of securities to be issued or sold by the Company may be reduced); provided that (x) such issuance, sale or incurrence is closed within ninety (90) days after the expiration of the 15-day period described in Section 4.1(c) and (y) the price at which the New Securities are Transferred must be equal to or higher than the purchase price described in the Issuance Notice. Such periods within which such issuance, sale or incurrence must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Company shall use its commercially reasonable efforts to obtain such approvals. In the event that the Company has not sold such New Securities within said 90-day period, the Company shall not thereafter issue or sell any New Securities or incur new indebtedness, as applicable, without first again complying with the preemptive purchase right procedures provided for in this Section 4.1.

(f) The preemptive rights set forth in this Section 4.1 may be waived upon the written approval of the Minority Independent Director (or a majority of the Directors on the Board who are Independent Directors if there is no Minority Independent Director at the time of such waiver) if such waiver is deemed by such Minority Independent Director, or majority of the Independent Directors, as applicable, to be in the best interest of the Company.

ARTICLE V

LIQUIDITY

Section 5.1 Securityholder Liquidity.

(a) From and after the Effective Date and ending on the later of (x) the sixth month anniversary of the Effective Date and (y) December 31, 2013 (such later date being the “Liquidity Expiration Date”) (or thereafter as contemplated below or by Section 8.14), Athens shall take such action as further specified below to provide each holder of Company Securities as of the dates contemplated below (other than Brigade and Standard General, who shall be entitled to liquidity rights should they choose to execute the Investor Rights Agreement, and other than Athens and any Transferee of Brigade or Standard General) with respect to such Company Securities so then owned by them liquidity with respect to such Company Securities (a “Liquidity Event”), subject to applicable MGCB approval, if any, in the amount of the Liquidity Price in cash, which liquidity shall be provided pursuant to one or more mergers, provided that any such merger shall also provide such securityholder the ability to retain their Company Securities and not participate in such Liquidity Event, and, provided, further, that Athens shall use reasonable efforts to cause at least two (2) Liquidity Events to occur, one of which Athens shall use its reasonable efforts to occur as soon as reasonably practicable following the Effective Date and a second which Athens shall use its reasonable efforts to occur (x) no earlier than the date that is 150 days following the Effective Date and (y) no later than the Liquidity Expiration Date or reasonably promptly thereafter in light of required SEC filings and review and other factors not within the reasonable control of Athens. This Section 5.1(a) may be modified by agreement of Athens and the Minority Independent Director, or if no Minority Independent Director is then serving, a majority of the Independent Directors then serving, so long as such modification achieves an economic equivalent result (but, for clarification, which economic equivalent result, if achieved other than through a merger, shall not require appraisal rights).

(b) If applicable, in connection with any such Liquidity Event, each holder of Company Securities participating therein shall deliver to Athens such instruments of transfer and other documents as Athens may reasonably request. Concurrently with the deliveries by the securityholder described in the preceding sentence, Athens shall pay or cause to be paid to such securityholder the Liquidity Price. If applicable, all transfer, documentary, sales, use, stamp, registration and other such taxes, if any, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in closing the sale shall be paid by the selling securityholder when due.

(c) To receive a right to participate in any such Liquidity Event pursuant to this Section 5.1, each of Brigade or Standard General, respectively, must execute an Investor Rights Agreement in the form attached hereto as Annex 2 within ten (10) Business Days following the Effective Date and deliver such executed Investor Rights Agreement to the Company and Athens. Within two (2) Business Days of receipt of the executed Investor Rights Agreement from either Brigade or Standard General, respectively, Athens shall execute a counterpart to such Investor Rights Agreement and deliver such executed counterpart to the Investor.

Section 5.2 Liquidity Value Covenant. Athens covenants that from the Effective Date through and until the earlier to occur of (i) the date that all holders of Company Securities have received the opportunity for liquidity as contemplated by Section 5.1 above and Standard General and Brigade have received the opportunity for liquidity pursuant to the Investor Rights Agreements (to the extent entitled thereto as contemplated by Section 5.1(c) above) and (ii) the Liquidity Expiration Date, Athens shall at all times continue to own and retain (as security in respect of its potential payment obligations in relation to any outstanding Sale Rights) at least $145 million in Company Securities assuming that each Company Security has a value of $90.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties of the Company. The Company represents and warrants to Athens as of the date hereof that:

(a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b) This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder.

(c) This Agreement has been duly executed and delivered by the Company and, assuming due authorization and valid execution and delivery by Athens, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms

(d) The authorized capital of the Company consists of (i) 1,688,268 shares of Series A-1 Preferred Stock, 1,463,535 shares of which are issued and outstanding; (ii) warrants exercisable for 202,511 shares of Series A-1 Preferred Stock (iii) 645,065 shares of Series A-2 Preferred Stock, 162,255 shares of which are issued and outstanding; (iv) warrants exercisable for 460,587 shares of Series A-2 Preferred Stock; (v) 4,354,935 shares of Series A-1 common stock, 152,054 shares issued and outstanding; and (vi) 645,065 shares of shares of Series A-2 common stock, no shares issued.

Section 6.2 Representations and Warranties of Athens. Athens represents and warrants to the Company as of the date hereof that:

(a) Athens has been duly organized and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b) This Agreement has been duly and validly authorized by Athens and all necessary and appropriate action has been taken by Athens to execute and deliver this Agreement and to perform its obligations hereunder.

(c) This Agreement has been duly executed and delivered by Athens and, assuming due authorization and valid execution and delivery by the Company, is a valid and binding obligation of Athens, enforceable against Athens in accordance with its terms.

ARTICLE VII

RELEASES; INDEMNIFICATION

Section 7.1 Release by Athens. Effective from and after the date hereof, Athens, on behalf of itself and its Subsidiaries and Affiliates and each of their respective directors, principals, members, partners, officers, employees, stockholders, agents, representatives, successors and assigns, hereby:

(a) voluntarily and knowingly releases, remises, acquits and forever discharges the Company, its Subsidiaries and Affiliates and each of their directors, principals, members, partners, officers, employees, stockholders, agents, representatives, successors and assigns from any and all Claims that Athens or any of its Subsidiaries or Affiliates may have had prior to, or has as of, the date of this Agreement or that arise in the future from events or occurrences taken place prior to or as of the date of this Agreement;

(b) expressly waives the assertion that the release provided under Section 7.1(a) does not extend to Claims which each such party did not know or suspect to exist in its favor on the date hereof, which, if known by it, would have materially affected such release; and

(c) represents and warrants that none of the Claims that each such party may have had prior to, or has as of, the date of this Agreement or that may arise in the future from events or occurrences taken place prior to or as of the date of this Agreement have been sold, assigned or transferred to any Person or entity.

Notwithstanding the foregoing, Athens does not release and the above provisions do not apply in respect of any Person or entity that does not also release Athens and all of the above Athens related Persons and entities from any and all Claims.

Section 7.2 Release by the Company. Effective from and after the date hereof, the Company, on behalf of itself and its Subsidiaries and Affiliates and each of their respective directors, principals, members, partners, officers, employees, stockholders, agents, representatives, successors and assigns (excluding, for the avoidance of doubt, any direct Claims that Brigade or Standard General may assert against Athens or any of its Affiliates and Subsidiaries), hereby:

(a) voluntarily and knowingly releases, remises, acquits and forever discharges Athens, its Subsidiaries and Affiliates and each of their respective directors, principals, members, partners, officers, employees, stockholders, agents, representatives, successors and assigns from any and all Claims that it or any of its Subsidiaries or Affiliates may have had prior to, or has as of, the date of this Agreement or that arise in the future from events or occurrences taken place prior to or as of the date of this Agreement;

(b) expressly waives the assertion that the release provided under Section 7.2(a) does not extend to Claims which each such party did not know or suspect to exist in its favor on the date hereof, which, if known by it, would have materially affected such release; and

(c) represents and warrants that none of the Claims that each such party may have had prior to, or has as of, the date of this Agreement or that may arise in the future from events or occurrences taken place prior to or as of the date of this Agreement have been sold, assigned or transferred to any Person or entity.

Section 7.3 Limitation on Releases. Notwithstanding the foregoing, nothing in this Article VII shall release Athens, the Company or any of their respective Subsidiaries or Affiliates from the obligations set forth in this Agreement (and, in the case of Athens and its Subsidiaries and Affiliates, any Investor Rights Agreement) or from any Claims arising out of or relating to a breach, violation or failure to perform under this Agreement (and, in the case of Athens and its Subsidiaries and Affiliates, any Investor Rights Agreement).

Section 7.4 Indemnification of Directors and Officers; D&O Insurance; Contribution.

(a) For a period of six (6) years from and after the Effective Date, the Company and Athens, jointly and severally, agree that they will indemnify and hold harmless each D&O Indemnified Party against any D&O Indemnified Liability, to the fullest extent that the Company is permitted under applicable Law, the Charter, the Bylaws, and any indemnification agreements (which indemnification agreements have been disclosed to Athens in Schedule 7.4 hereto) between the Company, on the one hand, and the D&O Indemnified Parties, on the other hand, in each case in effect on the date hereof, to indemnify such Person (and the Company and Athens shall also advance expenses as incurred if not already paid by an insurer to the fullest extent that the Company and Athens would have been permitted, as the case may be, to advance under applicable Law, the Charter, the Bylaws, and any such indemnification agreements between the Company, on the one hand, and the D&O Indemnified Parties, on the other hand, in each case in effect on the date hereof; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b) Prior to the Effective Date, the Company and Athens shall, at no expense to the D&O Indemnified Parties, either (i) purchase a six-year extended reporting period endorsement with respect to the Company’s current directors’ and officers’ liability insurance and maintain such endorsement in full force and effect for its full term or (ii) maintain in effect for six (6) years from and after the Effective Date the current policies of the directors’ and officers’ liability insurance maintained by the Company, with both clauses (i) and (ii) of this Section 7.4(b) to apply with respect to matters existing or occurring at or prior to the Effective

Date (including the matters contemplated by this Agreement); provided that if clauses (i) and (ii) of this Section 7.4(b) are not available, the Company and Athens shall maintain in effect for six (6) years from and after the Effective Date comparable coverage with respect to matters existing or occurring at or prior to the Effective Date (including the matters contemplated by this Agreement) from insurance carriers with an A.M. Best Rating comparable to the Company’s existing insurance carriers, and providing benefits and limits of liability not materially less favorable than as provided in the Company’s existing policies as of the date hereof, to the extent that such coverage is commercially available, and if such coverage is not commercially available, on the best commercially available coverage terms and limits of liability as may be reasonably obtained at such time. In satisfying their obligation under this Section 7.4(b), the Company and Athens shall be obligated to pay in total no more than 250% of the last annual aggregate premium paid prior to the date hereof by the Company to obtain such coverage; it being understood and agreed that in the event such coverage cannot be obtained for 250% or less of the last annual aggregate premium paid prior to the date hereof by the Company, the Company and Athens shall be obligated to provide the best commercially available coverage terms and limits of liability as may be reasonably obtained for such amount.

(c) If the Company, Athens or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall Transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and Athens, as applicable, shall assume all of the obligations set forth in this Section 7.4.

(d) The provisions of this Section 7.4 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties.

(e) The rights of the D&O Indemnified Parties under this Section 7.4 shall be in addition to any rights such D&O Indemnified Parties may have under applicable Law, the Charter, the Bylaws, or under any indemnification agreements between the Company, on the one hand, and the D&O Indemnified Parties, on the other hand.

(f) If (i) the D&O Indemnified Party is entitled to indemnification under applicable Law, the Charter, the Bylaws, or any indemnification agreements between the Company, on the one hand, and the D&O Indemnified Party, on the other hand, and (ii) the indemnification provided for is unavailable due to a conflicting statutory scheme, the Company and Athens, jointly and severally, in lieu of indemnifying such D&O Indemnified Party, shall, to the extent permitted by applicable law, contribute to the D&O Indemnified Party the amount of any judgments, fines, ERISA excise taxes or penalties, amounts paid in settlement by or on behalf of the D&O Indemnified Party, and expenses to which (x) the D&O Indemnified Party is entitled to under applicable Law, the Charter, the Bylaws, or any indemnification agreements between the Company, on the one hand, and the D&O Indemnified Party, on the other hand, and (y) that is unavailable due to such conflicting statutory scheme.

(g) In the event that any D&O Indemnified Liability is asserted or claimed by any third party in respect of which indemnification or contribution may be sought by a D&O

Indemnified Party pursuant to this Section 7.4, Athens shall have the right to assume control of the defense of such D&O Indemnified Liability, through counsel of its own choosing. Athens shall have the sole right to settle or compromise any D&O Indemnified Liability; provided, however, that if any such settlement or compromise will result in a payment to be made or material action to be taken by a D&O Indemnified Party, then such D&O Indemnified Party must provide its prior written approval to such settlement or compromise of such D&O Indemnified Liability.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendments and Modifications; Termination. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto that has been approved in writing by the Minority Independent Director (or a majority of the Directors on the Board who are Independent Directors if there is no Minority Independent Director), signed on behalf of Athens and the Company. This Agreement shall terminate and be of no further force and effect upon the earlier of (i) the consummation of the Short-Form Merger, (ii) the consummation of a sale or other Transfer of Company Securities by Athens and/or its Affiliates (including, without limitation, by merger) such that following such sale or other Transfer neither Athens nor any of its Affiliates beneficially owns a majority of Company Securities, and (iii) the time at which no Company Securities are owned by any Person or entity other than Athens and/or its Affiliates. No termination of this Agreement as aforesaid shall relieve Athens of any liability it may have hereunder for a breach of this Agreement by Athens prior to such termination.

Section 8.2 Waivers. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 8.3 Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 8.4 Third-Party Beneficiary. Subject to the immediately succeeding sentence, this Agreement is not intended to, and shall not, confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything to the contrary in this Section 8.4, for purposes of Section 2.1, Section 5.1 and Section 7.4 only, each holder of Company Securities as of the Effective Date (other than Brigade and Standard General) and each D&O Indemnified Party, respectively, shall be entitled to enforce this Agreement and shall be an express third-party beneficiary hereto; provided, however, that such enforcement for purposes of

Section 2.1 and Section 5.1 shall be limited to the extent of the Company Securities held by such securityholder on the date hereof.

Section 8.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, or if not, then on the next Business Day; provided that a copy of such notice is also sent via nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

(i)	if to the Company, to:

Greektown Superholdings, Inc.

555 East Lafayette Avenue

Detroit, Michigan 48226

Attention:     Richard L. Vitali

Facsimile:     313-961-3006

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:     Keith A. Pagnani

                     Melissa Sawyer

Facsimile:    (212) 558-3588

(ii)	if to Athens, to:

Athens Acquisition LLC

1086 Woodward Avenue

Detroit, Michigan 48226

Attention:     Matthew Cullen

Facsimile:    (313) 382-9425

with a copy (which shall not constitute notice) to:

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, Michigan 48226

Attention:     Donald J. Kunz

Facsimile:    (313) 465-7455

and

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, New York 10166

Attention:     Dennis J. Block

Facsimile:    (212) 805-5555

Section 8.6 Entire Agreement. This Agreement and, with respect to Brigade and Standard General only, the Investor Rights Agreements, to the extent executed, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 8.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by the other party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.

Section 8.8 Governing Law; Jurisdiction. This agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

Section 8.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by a party hereto or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby: (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.10 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.11 Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby.

Section 8.12 Illegality. Nothing contained herein shall cause any Person to take any action that would be unlawful for such Person to take; provided, however, that, in the event that any Person discovers that performance of the obligations of this Agreement would result in an unlawful action, the Company and Athens agree to promptly negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law so that the transactions and rights contemplated hereby are fulfilled and preserved to the extent possible.

Section 8.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 8.14 Compliance with Securities and Other Applicable Laws. Athens covenants that it will use its reasonable efforts to take all actions necessary to comply in all respects with all applicable federal and state securities Laws in connection with the provisions of this Agreement). In addition and notwithstanding anything to the contrary contained in this Agreement, the time periods and the provisions set forth herein applicable to Athens shall automatically be extended as necessary to avoid liability, if any, to Athens, its Affiliates, the Company or a third party participating in a transaction therewith, or for any of the foregoing to comply under applicable federal and state securities and other regulatory Laws. The parties agree that the provisions of this Agreement shall be amended to the extent necessary to permit each of the parties to comply with applicable federal and state securities and other regulatory Laws in order to accomplish the purpose and intent of this Agreement.

Section 8.15 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 8.16 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile or PDF signature(s).

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date set forth in the first paragraph hereof.

GREEKTOWN SUPERHOLDINGS, INC.

By:	/s/ Freman Hendrix
Name:
Title:

ATHENS ACQUISITION LLC

By:	/s/ Matthew Cullen
Name:
Title:

ANNEX 1

•

Securities Purchase Agreement by and among Athens Acquisition LLC, John Hancock Bond Fund, John Hancock Income Securities Trust, John Hancock Investors Trust, John Hancock Funds III Leveraged Companies Fund, John Hancock Funds II Active Bond Fund, John Hancock Funds Trust Active Bond Trust, Manulife Global Funds U.S. Bond Fund, Manulife Global Fund US Special Bond Fund, Manulife Global Fund Strategic Income, John Hancock Trust Strategic Income Trust, John Hancock Funds II High Income Fund, John Hancock Funds II Strategic Income Fund, John Hancock High Yield Fund and John Hancock Strategic Income Fund, dated as of December 20, 2012

•

Securities Purchase Agreement by and among Athens Acquisition LLC, Oppenheimer Global Strategic Income Fund and Oppenheimer Variable Account Funds for the account of Oppenheimer Global Strategic Income Fund/VA, dated as of January 25, 2013

•	Securities Purchase Agreement by and among Athens Acquisition LLC, Ultra Master Ltd, Solus GT Investment LLC, Solus Core Opportunities Master Fund Ltd and SOLA LTD, dated as of January 31, 2013

ANNEX 2

FORM OF INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT

between

ATHENS ACQUISITION LLC,

and

[INVESTOR]

Dated as of [—], 2013

INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of [—], 2013 and effective as of the Effective Date (defined below), between Athens Acquisition LLC, a Delaware limited liability company (“Athens”), and [Investor], a [—] (the “Investor”).

RECITALS

WHEREAS, Athens has entered into agreements with third parties to purchase a majority of the shares of Greektown Superholdings, Inc., a Delaware corporation (the “Company”); and

WHEREAS, Athens and the Investor desire to establish herein certain terms and conditions, including provisions relating to the transfer of Company Securities, and providing for certain other matters.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

As used herein, the following terms shall have the following meanings:

“A-1 Common Stock” means the Series A-1 common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“A-2 Common Stock” means the Series A-2 common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“A-1 Preferred Stock” means the Series A-1 convertible preferred stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“A-2 Preferred Stock” means the Series A-2 participating convertible preferred stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

1

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Agreement” has the meaning assigned to such term in the preamble.

“Athens” has the meaning assigned to such term in the preamble.

“beneficial owner” or “beneficially own” has the meaning given to such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Company Securities or other voting securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed beneficially to own any security solely as a result of such Person’s execution of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Charter” means the Certificate of Incorporation of the Company, as in effect as of the date of the Stockholders Agreement and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the Stockholders Agreement.

“Claims” means any and all manner of obligations, claims, controversies, charges, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, promises, trespasses, judgments, torts, suits, actions and causes of action, claims for relief, demands, rights, damages (including, but not limited to, compensatory, punitive and exemplary damages), expenses, attorneys’ fees, costs, debts and liabilities of every kind and nature, whether foreseen or unforeseen, fixed or contingent, matured or unmatured, accrued or unaccrued and whether direct, indirect or derivative.

“Company” has the meaning assigned to such term in the recitals.

“Company Securities” means A-1 Common Stock, A-2 Common Stock, A-1 Preferred Stock, A-2 Preferred Stock, the warrants exercisable for A-1 Preferred Stock and the warrants exercisable for A-2 Preferred Stock.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Effective Date” has the meaning assigned to such term in the Stockholders Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Investor” has the meaning assigned to such term in the preamble.

“Law” means any laws (including common law), statutes, ordinances, codes, rules, regulations, orders (including any injunctions, judgments, doctrines, decrees, rulings, writs, assessments or arbitration awards of any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational) and decrees.

“MGCB” means the Michigan Gaming Control Board.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof.

“Representative” means, with respect to a Person, the officers, directors, employees, agents, accountants, lawyers, advisors, bankers and other representatives of such Person.

“Sale Period” has the meaning assigned to such term in Section 2.1(a).

“Sale Price” means $90 per Company Security; provided, however, that to the extent that the Investor exercises a “Conversion Right” (as such term is defined in the Charter in effect as of the date of the Stockholders Agreement) pursuant to Article Fourth, Section 5 of the Charter, the “Sale Price” per Company Security payable to the Investor shall be equal to 100 multiplied by a fraction (i) the numerator of which is $90 and (ii) the denominator of which is the “Series A Reference Price” (as such term is defined in the Charter in effect as of the date of the Stockholders Agreement) as of the date of exercise of the Sale Right.

“Sale Right” has the meaning assigned to such term in Section 2.1(a).

“Sale Right Closing Date” has the meaning assigned to such term in Section 2.1(a).

“Sale Right Exercise Notice” has the meaning assigned to such term in Section 2.1(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of April 8, 2013, between the Company and Athens.

“Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests of any such entity or the general partner or managing member.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any

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contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, voting, receipt of dividends or other distributions, hypothecation or similar disposition of, any shares of Company Securities beneficially owned by a Person or any interest in any Company Securities beneficially owned by a Person, including, but not limited to, any swap or any other agreement including a transaction that transfers or separates, in whole or in part, any of the economic consequences of ownership of shares of Company Securities and/or voting thereof, whether such transaction is to be settled by delivery of Company Securities, other securities, cash or otherwise.

Section 1.2 Other Definitional Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

CONTRACTUAL RIGHT TO SELL

Section 2.1 Contractual Right to Sell.

(a) From the Effective Date until the later to occur of December 31, 2013 and six (6) months following the Effective Date (the “Sale Period”), the Investor shall have the non-transferable right to sell to Athens (the “Sale Right”), and Athens shall be obligated to purchase, subject to applicable MGCB approval, if any, all Company Securities held by the Investor on the date hereof, pursuant to and on and subject to the terms and conditions of this Section 2.1. In the event that Investor elects to exercise the Sale Right, the Investor shall deliver to Athens a written notice (a “Sale Right Exercise Notice”) in the form attached hereto as Annex 1 specifying a closing date for the purchase and sale of the Company Securities held by the Investor, which date shall be on or before the last day of the Sale Period (a “Sale Right Closing Date”).

(b) The purchase price for each of the Company Securities shall be an amount equal to the Sale Price.

(c) On the applicable Sale Right Closing Date, the Investor shall deliver to Athens (i) the Company Securities being sold, free and clear of any lien, claim, or encumbrance, (ii) such instruments of transfer and other documents, including evidence of ownership and authority, as Athens may reasonably request, and (iii) a reaffirmation of the release, waivers, representations and warranties contained in Section 3.1, including as to all matters arising up to and including the time of consummation of the sale, effective as of the Sale Right Closing Date. Concurrently with the deliveries by the Investor described in the preceding sentence, Athens shall pay to such holders the Sale Price. Closing costs and all other charges (except for payment of gains taxes, which shall be payable solely by the selling holder) involved in closing the sale shall be divided pro rata between the Investor, on the one hand, and Athens, on the other (except each party shall pay its own attorneys’ fees).

(d) The Investor shall be prohibited from exercising the Sale Right granted pursuant to Section 2.1(a) if, prior to exercising the Sale Right, it, or any of its respective Subsidiaries or Affiliates, has asserted any Claims against Athens or the Company, any of their respective Subsidiaries or Affiliates, or any of their respective directors, principals, members, partners or officers.

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ARTICLE III

RELEASES

Section 3.1 Release by Investor. Effective from and after the date hereof, the Investor, on behalf of itself, its Subsidiaries and Affiliates and each of their respective directors, principals, members, partners, officers, employees, stockholders, agents, representatives, successors and assigns, hereby:

(a) voluntarily and knowingly releases, remises, acquits and forever discharges Athens, the Company, each of their respective Subsidiaries and Affiliates and each of their respective directors, principals, members, partners, officers, employees, stockholders, agents, representatives, successors and assigns from any and all Claims that it or any of its Subsidiaries or Affiliates may have had prior to, or has as of, the date of this Agreement or that arise in the future from events or occurrences taken place prior to or as of the date of this Agreement;

(b) expressly waives the assertion that the release provided under Section 3.1(a) does not extend to Claims which each such party did not know or suspect to exist in its favor on the date hereof, which, if known by it, would have materially affected such release; and

(c) represents and warrants that none of the Claims that each such party may have had prior to, or has as of, the date of this Agreement or that may arise in the future from events or occurrences taken place prior to or as of the date of this Agreement have been sold, assigned or transferred to any Person or entity.

Section 3.2 Release by Athens. Effective from and after the date hereof, Athens, on behalf of itself, its Subsidiaries and Affiliates and each of their respective directors, principals, members, partners, officers, employees, stockholders, agents, representatives, successors and assigns, hereby:

(a) voluntarily and knowingly releases, remises, acquits and forever discharges the Investor, its Subsidiaries and Affiliates and each of their respective directors, principals, members, partners, officers, employees, stockholders, agents, representatives, successors and assigns from any and all Claims that Athens or any of its Subsidiaries or Affiliates may have had prior to, or has as of, the date of this Agreement or that arise in the future from events or occurrences taken place prior to or as of the date of this Agreement;

(b) expressly waives the assertion that the release provided under Section 3.2(a) does not extend to Claims which each such party did not know or suspect to exist in its favor on the date hereof, which, if known by it, would have materially affected such release; and

(c) represents and warrants that none of the Claims that each such party may have had prior to, or has as of, the date of this Agreement or that may arise in the future from events or occurrences taken place prior to or as of the date of this Agreement have been sold, assigned or transferred to any Person or entity.

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Notwithstanding the foregoing, Athens does not release, and the above provisions do not apply, in respect of any Person or entity that does not also release Athens and all of the above Athens related Persons and entities from any and all Claims.

Section 3.3 Appraisal as Sole Remedy Upon a Long-Form Merger. The Investor hereby agrees that its sole remedy in the case of Athens and the Company engaging in a long-form merger pursuant to Section 251, Section 252, Section 263 or Section 264 of the Delaware General Corporation Law is appraisal rights pursuant to Section 262 of the Delaware General Corporation Law.

Section 3.4 Limitation on Releases. Notwithstanding the foregoing, nothing in this Article III shall release Athens, the Investor or any of their respective Subsidiaries or Affiliates from the obligations set forth in this Agreement (and, in the case of Athens and its Subsidiaries and Affiliates, the Stockholders Agreement) or from any Claims arising out of or relating to a breach, violation or failure to perform under this Agreement (and, in the case of Athens and its Subsidiaries and Affiliates, the Stockholders Agreement).

ARTICLE IV

MISCELLANEOUS

Section 4.1 MGCB Matters. The parties shall jointly submit a fully executed copy of this Agreement to the MGCB within one (1) Business Day following the date hereof. In the event that the MGCB or the staff of the MGCB advises Athens or the Investor that approval of this Agreement by the MGCB is required, Athens and the Investor shall cooperate as reasonably necessary to promptly request any such required approval.

Section 4.2 Amendments and Modifications; Termination. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party. This Agreement shall terminate and be of no further force or effect immediately upon the date (i) the Investor ceases to own any Company Securities or (ii) the consummation of a sale or other Transfer of Company Securities by Athens and/or its Affiliates (including, without limitation, by merger) such that following such sale or other Transfer neither Athens nor any of its Affiliates beneficially owns a majority of Company Securities.

Section 4.3 Waivers. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

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Section 4.4 Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; provided, however, this Agreement may not be assigned by Investor without the prior written consent of Athens, which Athens may withhold in its sole discretion.

Section 4.5 Non-Disparagement. The Investor hereby covenants and agrees that it will not, at any time from the date hereof until the date upon which Athens causes the Company to effect the Short-Form Merger pursuant to Section 2.6 of the Stockholders Agreement, directly or indirectly, orally, in writing or through any medium, disparage, defame or otherwise damage or assail the reputation, integrity or professionalism of Athens, the Company or their respective Affiliates and Subsidiaries. Nothing in this Section 4.5 shall preclude the Investor from making truthful statements that are reasonably necessary to comply with applicable Law, regulation or legal process, or to defend or enforce its respective rights under this Agreement.

Section 4.6 Legend.

(a) All certificates or other instruments (including any statement issued by the Company’s registrar in connection with a book-entry system) representing the Company Securities held by the Investor shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS [CERTIFICATE/ STATEMENT] ARE SUBJECT TO A STOCKHOLDERS AGREEMENT AND AN INVESTOR RIGHTS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS [CERTIFICATE/STATEMENT] MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND SUCH INVESTOR RIGHTS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. THE HOLDER OF THIS [CERTIFICATE/STATEMENT], BY ACCEPTANCE OF THIS [CERTIFICATE/STATEMENT], AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND SUCH INVESTOR RIGHTS AGREEMENT.”

Section 4.7 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, or if not, then on the next Business Day; provided that a copy of such notice is also sent via nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of

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receipt. All communications shall be sent to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

(i)	if to the Company, to:

Greektown Superholdings, Inc.

555 East Lafayette Avenue

Detroit, Michigan 48226

Attention:	Richard L. Vitali
Facsimile:	(313) 961-3006

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:	Keith A. Pagnani
Melissa Sawyer
Facsimile:	(212) 558-3588

(ii)	if to Athens, to:

Athens Acquisition LLC

1086 Woodward Avenue

Detroit, Michigan 48226

Attention:	Matthew Cullen
Facsimile:	(313) 382-9425

with	a copy (which shall not constitute notice) to:

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, Michigan 48226

Attention:	Donald J. Kunz
Facsimile:	(313) 465-7455

and

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, New York 10166

Attention:	Dennis J. Block
Facsimile:	(212) 805-5555

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(iii)	if to Investor, to:

[Brigade Leveraged Capital Structures Fund Ltd.

399 Park Avenue, 16th Floor

New York, New York 10022

Attention:	[—]
Facsimile:	(212) 745-9701]

[Standard General Master Fund L.P.

Standard General OC Master Fund L.P.

Standard General Focus Fund L.P.

SGMF Holdco LLC

OCMF Holdco LLC

SGMF HC LLC

OCMF HC LLC

767 Fifth Avenue, 12th Floor

New York, New York 10153

Attention:	Soohyung Kim
Facsimile:	(212) 257-4709]

Section 4.8 Entire Agreement. This Agreement and the Stockholders Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 4.9 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.

Section 4.10 Governing Law; Jurisdiction. This agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

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Section 4.11 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by a party hereto or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby: (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 4.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.13 Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby.

Section 4.14 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

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Section 4.15 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 4.16 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile or PDF signature(s).

[The remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date set forth in the first paragraph hereof.

ATHENS ACQUISITION LLC

By:
Name:
Title:

[INVESTOR]

By:
Name:
Title:

ANNEX 1

FORM OF SALE RIGHT EXERCISE NOTICE

Reference is made to that certain Investor Rights Agreement (the “Agreement”), dated as of [—], 2013, between Athens Acquisition LLC and the undersigned securityholder (the “Investor”).

The Investor hereby gives notice of its exercise of the Sale Right (as such term is defined in the Agreement) pursuant to Section 2.1 of the Agreement with respect to the following Company Securities (as such term is defined in the Agreement):

Number of Company Securities	Type of Company Securities
[Insert number of Subject Securities]	Shares of Series A-1 Common Stock
[Insert number of Subject Securities]	Shares of Series A-2 Common Stock
[Insert number of Subject Securities]	Shares of Series A-1 Preferred Stock
[Insert number of Subject Securities]	Shares of Series A-2 Preferred Stock
[Insert number of Subject Securities]	Warrants exercisable for shares of Series A-1 Preferred Stock
[Insert number of Subject Securities]	Warrants exercisable for shares of Series A-2 Preferred Stock

The closing date for the purchase and sale of the Company Securities identified in this notice shall be: [date].

[Investor]

By:
Name:
Title:

SCHEDULE 7.4

COMPANY INDEMNIFICATION AGREEMENTS

The Company has in place indemnification agreements with the following Persons:

•	James A. Barrett, Jr.

•	John Bitove

•	George Boyer

•	Darrell Burks

•	Michael E. Duggan

•	Benjamin C. Duster IV

•	Freman Hendrix

•	Soohyung Kim

•	Yvette E. Landau

•	Charles Moore

•	Michael Puggi

•	Glen Tomaszewski

•	Cliff Vallier

•	Richard Vitali

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